CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 28, 2009 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Standard Microsystems Corporation's Annual Report on Form 10-K for the year ended February 28, 2009.

/s/ PRICEWATERHOUSECOOPERS LLP
New York, NY
October 13, 2009